Exhibit 23
DELOITTE & TOUCHE LLP
One City Centre
St. Louis, MO 63101

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-60996 and 33-52357 of Laclede Gas Company and its subsidiary companies on Form S-3 and in Registration Statement Nos. 33-38413, 33-57573 and 33-64933 of Laclede Gas Company and its subsidiary companies on Form S-8 of our report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the changes in methods of accounting for income taxes and postretirement benefits other than pensions effective October 1, 1993) dated November 16, 1995 (except for the matter described in
Note 5 as to which the date is November 21, 1995), appearing in this Annual Report on Form 10-K of Laclede Gas Company and its subsidiary companies for the year ended September 30, 1995.


Deloitte & Touche LLP

December 26, 1995































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